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                                                                     EXHIBIT 2.4

                                   ASSIGNMENT
                                   ----------

      (From Rayonier Inc. to Rayonier Timberlands Operating Company, L.P.)

      THIS ASSIGNMENT is made effective as of the 25th day of October, 1999 (the "Effective Date"), by and between Rayonier Inc. (hereinafter referred to as "Assignor") and Rayonier Timberlands Operating Company, L.P. ("Assignee").

      WHEREAS, Assignor has entered into a Purchase and Sale Agreement (the "Agreement"), made as of July 28, 1999, by and between Assignor, a North Carolina corporation, and Jefferson Smurfit Corporation (U.S.), a Delaware corporation ("JSC"), as amended (said Purchase and Sale Agreement, as so amended, is herein referred to as the "Agreement"); and

      WHEREAS, Assignor desires to contribute to the Assignee (i) a 98.8% of its member interests in Rayland, L.L.C. and (ii) all of its interest in certain timberlands located in Florida, Georgia, South Carolina and Washington (hereinafter referred to as the "Assigned Interest"), in exchange for a limited partnership interest in the Assignee; and

      WHEREAS, Assignor desires to assign to Assignee all of its right, title and interest in and to the Agreement; and

      WHEREAS, Assignor and Assignee now desire to enter into this written Assignment to evidence the foregoing assignments.

      NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties hereby agree as follows:

      1. Assignor has assigned, transferred, conveyed and delivered, and by these presents does hereby assign, transfer, convey and deliver to Assignee effective as of the Effective Date, the Assigned Interest.

      2. Assignee has accepted, and by these presents does hereby accept effective as of the Effective Date, the Assigned Interest.

      3. Assignor has assigned, transferred, conveyed, sold and set over and by these presents does hereby assign, transfer, convey, sell and set over into Assignee all of Assignor's right, title and interest in and to the Agreement. Assignee accepts such assignment and assumes and agrees to perform all of the duties, obligations, liabilities and responsibilities of Assignor under the Agreement.
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      This Assignment is binding upon Assignor and Assignee and shall inure to the benefit of Assignee and Assignor and their respective legal representatives, successors and assigns.

                                 "ASSIGNOR"

                                 Rayonier Inc.

                                 By:  /s/  Gerald J. Pollack
                                      --------------------------------
                                      Name:  Gerald J. Pollack
                                      Title: Senior Vice President and
                                             Chief Financial Officer

                                 "ASSIGNEE"

                                 Rayonier Timberlands Operating
                                        Company, L.P.

                                 By:  Rayonier Timberlands
                                      Management Inc., its managing
                                      general partner

                                 By:  /s/  Gerald J. Pollack
                                      --------------------------------
                                      Name:  Gerald J. Pollack
                                      Title: Senior Vice President